Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S‑8 of Atlantic American Corporation for the registration of 3,000,000 shares of common stock available for issuance pursuant to the Atlantic American Corporation 2022 Equity and Incentive Compensation Plan, of our report dated March 25, 2022, with respect to the consolidated financial statements of Atlantic American Corporation included in its Annual Report on Form 10‑K for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
May 31, 2022